Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

This ASSET PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into this 20th day of June, 2007; however, the same shall be effective on and as of April 1, 2007 (the “Effective Date”), by, between and among                                                         , a Delaware limited partnership (“Seller”); and WARREN RESOURCES, INC., a Maryland corporation (“Buyer”). Seller and Buyer may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS,  Seller is the owner of certain working interests, net revenue interests, oil and gas leasehold interests, mineral interests, and the oil and gas wells located thereon, as more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Property Interests”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the above-described kinds and types of Property Interests of Seller; and

WHEREAS, Seller desires and Buyer agrees to also release the Seller and its partners of any environmental and plugging and abandonment liability of any of the Property Interests.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and representations contained herein, and upon the terms, conditions, and provisions set forth below, the Parties agree as follows:

ARTICLE I

TERMS OF PURCHASE AND SALE

A.                                  Property Interests. All of Seller’s, right, title and interest in and to the following shall herein be called the Property Interests:

(i)                                     The oil, gas and water injection wells described in EXHIBIT A hereto (the “Wells”), together with all oil, gas and mineral production from the Wells;

(ii)                                  All oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined therefrom, together with all minerals produced in association with these substances (collectively called the “Hydrocarbons”) in and under and which may be produced and saved from or attributable to the Wells, and all profits, proceeds, products, revenues and other income from or attributable thereto;

(iii)                               All the property, rights, privileges, benefits and appurtenances in any way belonging, incidental to, or pertaining to the property, interests and rights described in Sections A (i) through A (iv) including the Wells and reserves of unproduced oil and natural gas in place, including, to the extent transferable, all exploration agreements, letter agreements, product purchase and sale contracts, surface leases, gas gathering contracts, processing agreements, compression agreements, equipment leases, permits, gathering lines, rights-of-way, easements, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements and operating agreements and all other agreements relating thereto into which the Seller has entered (the “Contracts”); and

(iv)                              All of the files, records, data (including seismic data and related information) and other documentary information maintained in the normal course of business by Seller pertaining to the Wells, Hydrocarbons and the Contracts (collectively, the “Data”) in the format maintained by Seller. The Data shall not, however, include any information, which, if disclosed, would cause Seller to breach any contract or agreement. Seller will use reasonable efforts to obtain any required consent to disclose such information.

Notwithstanding anything in this Agreement to the contrary, (i) Seller will retain and not transfer to Buyer the Property Interests described in Exhibit A-2, including but not limited to, any Property Interests expressly retained by Seller or otherwise disposed of not in violation of any provision of this Agreement during the period from date hereof until the date of the proposed Final Settlement Statement as described in Article I-G below (the “Excluded Assets”); and (ii) Buyer will not assume and will be deemed not to have assumed and be responsible for, and Seller will be solely and exclusively liable and responsible for, any indebtedness (as defined below), obligations, contracts or liabilities of Seller relating to the Excluded Assets, including but not limited to, the obligations pertaining to Environmental Liabilities, General Liabilities, Plugging and Abandonment Obligations (as defined below) and other liabilities otherwise  assumed by Buyer under the terms of this Agreement (collectively, the “Retained Liabilities”)

B.                                    Purchase Price.  Buyer agrees to purchase and pay for and Seller agrees to sell and transfer all of Seller’s right, title and interest in and to the Property Interests, including all oil and gas leases, lands and depths associated therewith (as more particularly described hereafter) for a consideration in value equal to $                      (the “Purchase Price”). At Seller’s instruction, the aggregate Purchase Price shall be payable at Closing by delivering a certificate for                        unregistered (i.e., restricted) shares of Buyer’s common stock, $0.0001 par value (the “Common Stock”), which number shares was determined by dividing the Purchase Price by amount equal to a 20% discount from the weighted average sales price for Warren’s publicly traded common stock for the period from May 1, 2007 through May 31, 2007 (the “Common Stock Value Per Share”). The Purchase Price shall be subject to post-Closing adjustments as provided in Article I-A  and I-G hereof.

C.                                    Allocation of Purchase Price.  The Parties specifically acknowledge and agree that the Purchase Price shall be allocated to the Property Interests in accordance with the allocations set forth on EXHIBIT “A” attached hereto.  Except as is otherwise required by the Internal Revenue Service or other governmental tax authority, or as is otherwise required by law, as determined by the Parties’ respective tax and legal advisors in their sole and absolute discretion, by their execution of this Agreement, the Parties acknowledge and agree that the allocations set forth on EXHIBIT “A” are and shall be valid and binding for tax, legal, accounting, and business purposes, and all Parties shall consistently report such allocations, if or the extent necessary, to the Internal Revenue Service on the applicable federal form.

D.                                    Assignment.  As consideration for payment of the Purchase Price, at or before the Closing, Seller agrees to and shall execute an assignment, conveyance, and bill of sale to and in favor of Buyer in order to convey to Buyer all right, title, and interest of Seller in and to the Property Interests, including all oil and gas leases, lands, depths, unit agreements, unit operating agreements, contracts and other rights, incidents of ownership and privileges associated therewith, including the Joint Venture, free and clear of liens and encumbrances (collectively, the “Property”).  Included with the Property shall also be all rights, titles and interests of Seller in and to all materials, supplies, machinery, equipment, improvements and other personal property and fixtures (including, but not by way of limitation, all wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, water disposal facilities, compression facilities, gathering systems, and other equipment) located on the subject properties and used in connection with the exploration, development, operation or maintenance thereof. Such Assignment, Conveyance, and Bill of Sale shall be in the form attached hereto as EXHIBIT “B” and incorporated herein for all purposes by this specific reference.  The effective date of the Assignment, Conveyance, and Bill of Sale is and shall be April 1, 2007, at 12:01 a.m., Mountain Daylight Savings Time.

E.                                      Closing.  The execution of this Agreement and closing of the purchase and sale and other transactions contemplated hereby, as well as the execution of all instruments, documents, and agreements attached as exhibits hereto or that otherwise may be necessary to fully effectuate the intent hereof (the “Closing”), shall take place on or before June   , 2006 at the offices of Buyer located at 489 Fifth Avenue, New York, New York 10017, or at a geographical location or in another manner that may be mutually agreed to by the Parties.

F.                                      Assumed Liabilities.  Assumed Liabilities” means all Environmental Liabilities, General Liabilities, Plugging and Abandonment Obligations and other liabilities expressly assumed by Buyer under the terms of this Agreement

G.                                  Post-Closing Adjustments.  Within thirty (30) days after Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (herein called the “Final Settlement Statement”), setting forth each adjustment or payment that was not finally determined as of the Closing or in accordance with this Article I, and showing the calculation of such adjustments.  As soon as practicable after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement.  The Parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than ten (10) days after Buyer’s receipt of the Final Settlement Statement.  The date upon which such agreement is reached shall be herein called the “Final Settlement Date.” In the event, as a result of the Final Settlement Statement (i) Buyer owes Seller additional monies, Buyer shall pay Seller or to Seller’s account (as designated by Seller) in immediately available federal funds such amount; or (ii) Seller owes Buyer monies, at Buyer’s option, Seller shall either: (a) pay Buyer or to Buyer’s account (as designated by Buyer) in immediately available federal funds such amount, or (b) or return that amount of shares of Common Stock earlier delivered to Seller based upon the same Common Stock Value Per Share used at Closing that equals that amount due Buyer. Payment or delivery of shares of Common Stock shall be made within five (5) days after the Final Settlement Date.

                                                                                              H.                                                                                    General Release. The Parties hereby declare and represent that any potential damages sustained by any Party, or causes of action for the same, are uncertain, indefinite, or may be not be fully known at this time.  Therefore, the Parties have entered into this Agreement and made the representations, warranties, and covenants contained herein in full and complete settlement, satisfaction, release and discharge of any and all claims or demands whatsoever arising out of or relating to the relationship between the Parties, as more particularly stated or referred to in the recitals portion of this Agreement or elsewhere herein.

I.                                         Investment. Seller hereby represents and warrants to the Buyer as follows with respect to the unregistered shares of Common Stock to be delivered as consideration (collectively the “Securities”):

(a)                                  Seller hereby represents and warrants to Buyer that it is was not formed for the purpose of this transaction and is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

(b)                                 Seller has experience in evaluating and investing in private placement transactions so that Seller is capable of evaluating the merits and risks of Seller’s investment in the Buyer.

(c)                                  Seller is acquiring the Securities for investment for Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that the Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption therefrom.

(d)                                 Seller acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(e)                                  The certificate or certificates representing the Shares shall bear the following legend (as well as any legend required by applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Seller agrees that, in order to ensure compliance with the restrictions referred to herein, the Buyer may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Buyer transfers its own securities, it may make appropriate notations to the same effect in its own records.

J.                                      Other Terms and Conditions.  All of the terms, conditions, and provisions contained in this Agreement are not mere recitals and serve as valuable consideration by, between, and among the Parties under and pursuant to this Agreement.

ARTICLE II

WARRANTIES OF PARTIES

A.                                    Representations of Seller.  Seller represents to Buyer that:

(i)                                    Organization And Qualification.  Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)                                Due Authorization.  Subject to receiving the requisite approvals from its members under its Limited Partnership Agreement, Seller shall at Closing have full power to enter into and perform its obligations under this Agreement and have taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(iii)                            Approvals.  Except for approvals (“Routine Governmental Approvals”) required to be obtained from governmental entities who are lessors under leases forming a part of the Property Interests (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing and which Seller has no reason to believe cannot be obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Seller is a party or by which the Property Interests are bound, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or to the Property Interests.

(iv)                               Valid, Binding And Enforceable.  This Agreement constitutes (and the Conveyance will, when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(v)                                   Litigation.  There are no pending suits, actions, or other proceedings in which Seller is a party and has been served with process (or, to the best of Seller’s knowledge, which have been threatened to be instituted against Seller) which affect the Property Interests in any material respect (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Property Interests), or affecting the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(vi)                               Special Title Warranty.  Seller hereby binds itself to warrant and forever defend all and singular title to the Property Interests unto Buyer, its successors and assigns, against every person lawfully claiming or to claim the same or any part thereof, by, through and under Seller, but not otherwise.

B.            Representations of Buyer.  Buyer represents to Seller that:

(i)                                  Organization And Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and in good standing in the states where the Property Interests are located.

(ii)                                Due Authorization.  Buyer has full power to enter into and perform its obligations under this Agreement and has taken all proper action to authorize entering into this Agreement and the performance of its obligations hereunder.

(iii)                            Approvals.  Except for Routine Governmental Approvals, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the compliance with the terms hereof, will result in any default under any agreement or instrument to which Buyer is a party, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

(iv)                               Valid, Binding And Enforceable.  This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(v)                                   No Litigation.  There are no pending suits, actions, or other proceedings in which Buyer is a party and has been served with process (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III

ENVIRONMENTAL MATTERS; PLUGGING AND ABANDONMENT

3.1                               No Admission Against Interest: Nothing contained in this Section, or elsewhere in this Agreement, shall be construed to be an admission against interest as to Seller or Buyer. Seller and Buyer have not included Environmental Liability related provisions herein due to any perceived liability and specifically disclaim the existence of any such liability to third parties (including governmental entities) based on contract, tort, statute or otherwise.

3.2                               Physical Condition Of The Assets: Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations, gas processing operations, related oil field operations and possibly for the storage and disposal of Deleterious Substances, and the Assets may be contaminated with such materials. Physical changes in or under the Leasehold Interests, Oil and Gas Properties or adjacent lands may have occurred as a result of such uses. The Assets may contain wells, sumps, landfills, pits, ponds, tanks, impoundments, foundations, pipelines and other equipment, whether or not of a similar nature, any of which may be buried and contain Deleterious Substances, and the locations of which may not be known to Seller or be readily apparent by a physical inspection of the property. Further, spills, leaks, blowouts and routine operations may have led to contamination of the Assets with Deleterious Substances, the locations of which may not be known to Seller or be readily apparent by a physical inspection of the property. Buyer understands that Seller does not have the requisite information with which to determine the exact nature or condition of the Assets nor the effect any use has had on the physical condition of the Assets. In addition Buyer acknowledges that some oil field production equipment may contain asbestos and/or NORM. In this regard, Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain asbestos and NORM, and that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Assets and that asbestos and NORM containing materials may be buried or have been otherwise disposed of on the Assets. Buyer also expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM, and other Deleterious Substances from the Assets where they may be found.

3.3                               Endangered Species, Critical Habitat, Wetlands, Geologic Hazards And Flooding: “Endangered Species” as used herein shall have the same meaning as “endangered species” is defined pursuant to 16 U.S.C.1532(6) or the laws of the state in which the Leasehold Interest is located; as “threatened species” is defined pursuant to 16 U.S.C. 1533(30) or the laws of the state in which the Leasehold Interest is located; and/or, as a candidate species for such listing under federal or state law. “Critical Habitat” as used herein shall have the meaning as defined pursuant to 16 U.S.C. 1532(5). “Wetland” as used herein shall have the meaning as defined in 40 Code of Federal Regulations ss.230.3(a), or under the laws of the state in which the Leasehold Interest is located. “Geologic Hazards” as used herein shall include seismic hazard and any earth slides or other earth movement. “Flooding” as used herein shall include the risks associated with a flood plain, flood way or restriction zone and/or any diminution in the value of the Property or restriction of its use by reason of the risk of water entering or remaining thereon. WITHOUT IN ANY WAY LIMITING ANY  OTHER DISCLAIMERS OF WARRANTY HEREIN AND NOTWITHSTANDING ANY  DISCLOSURES MADE BY SELLER TO BUYER, SELLER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OR REPRESENTATION AS OF THE DATE OF THIS AGREEMENT AND/OR AS OF THE CLOSING OF THE COMPLETENESS OF ANY SUCH DISCLOSURE OR THAT THE ASSETS ARE FREE FROM ANY ENDANGERED SPECIES OR THAT ALL OR ANY PART OF THE ASSETS ARE NOT A CRITICAL HABITAT OR A WETLAND, OR THAT ANY PART OF THE ASSETS DOES NOT INCLUDE A GEOLOGIC HAZARD, OR THAT ANY PART OF THE ASSETS ARE NOT SUBJECT TO FLOODING. Notwithstanding any knowledge that could be imputed to Seller, Buyer has the obligation to ascertain the presence of and extent of any Endangered Species, Critical Habitat, Wetland, Geologic Hazards and the risk of Flooding on the Assets.

3.4                               Assumption Of Environmental Liabilities: Buyer shall assume and discharge any and all Environmental Liabilities relating to or arising from the Assets, whether relating to or arising from ownership or operations before or after the Effective Date, except     Buyer assumes no Environmental Liabilities unless and until Closing occurs. “Environmental Liabilities” means all obligations, duties, losses, liabilities, claims, fines, expenses, damages, costs (including attorney’s fees and expenses) or penalties created by, related to, or arising out of any environmental law, whether accruing before or after the Effective Date; including all Plugging and Abandonment Obligations. “Plugging And Abandonment Obligations” means all usual and normal prudent operations for the plugging, abandonment, surface restoration, site clearance, and disposal of related waste materials, including NORM and asbestos, of all oil, gas injection, water or other wells, sumps, pits, ponds, tanks, impoundments, foundations, pipelines, structures and equipment of any kind or description on the Assets, in compliance with all applicable contractual obligations and applicable rules and regulations of governmental bodies having jurisdiction over the Assets. Plugging and Abandonment Obligations do not include cleanup of polluted lands, air or water other than routine cleanup normally associated with plugging and abandonment, such cleanup obligations which are other than routine being included within the definition of Environmental Liabilities.

ARTICLE IV

INDEMNIFICATION

The Parties agree to and shall indemnify and hold each other harmless from and against any and all liability, damage, loss, claims, demands, and actions of any nature whatsoever, including those initiated or claimed by any and all third parties, which arise out of, are connected with, or are claimed to arise out of or be connected with any agreements between the Parties, the mutual termination of such agreements and any other recitals, terms, conditions, and provisions more particularly set forth herein, including attorney’s fees and costs associated therewith. In the event any claim or cause of action is made or filed by any person against Buyer, as a result of or arising out of the breach by Seller of any of the terms of this Agreement, then Seller agrees to and shall defend Buyer from such claims or causes of action, and hold Buyer harmless from any and all loss, liability and expense which may be incurred in connection therewith, including attorney’s fees and costs. In the event any claim or cause of action is made or filed by any person against the Seller as a result of or arising out of the material breach by Buyer of any of the terms of this Agreement, then Buyer agrees to and shall defend Seller from such claims or causes of action, and hold Seller harmless from any and all loss, liability and expense which may be incurred in connection therewith, including attorney’s fees and costs.  Buyer further agrees to indemnify and hold Seller harmless from any and all liability in tort or contract, damages, loss, claims, demands, and actions of any nature whatsoever, including those initiated or claimed by any and all third parties and including attorneys’ fees, which arise out of, are connected with, or are claimed to arise from the operation of the Property Interests.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

5.1                                                       Further Assurances. Upon the request of either Buyer or Seller, the other Party will execute and deliver to the requesting party, or such Party’s nominee, all such instruments and documents of further assurance or otherwise, and will do any and all such acts and things as may reasonably be required to carry out the obligations of such party hereunder, to vest in Buyer good and marketable title to the Assets to be transferred hereunder and to more effectively consummate the transactions contemplated hereby.

5.2              Registration on Form S-3.

(a)    Request for Registration on Form S-3. Commencing in September 2007, but no sooner than seventy-five (75) days after the Closing Date, if the Seller requests in writing that the Buyer file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering or distribution of the Securities, the reasonably anticipated aggregate market value of the Securities would exceed $1,000,000, and the Buyer is a registrant entitled to use Form S-3 to register the Securities for such an offering, then the Buyer shall use its reasonable efforts to cause such Securities to be registered for the offering on such form.

(b)    Limitations on Request. Notwithstanding the foregoing, the Buyer shall not be obligated to take any action pursuant to this Section:(i) in any particular jurisdiction in which the Buyer would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act; (ii) if the Buyer, within ten (10) days of the receipt of the request of the Seller, gives notice to Seller of its bona fide intention to effect the filing of a registration statement with the Commission within thirty (30) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction, an offering solely to employees or any other registration which is not appropriate for the registration of Securities), (iii) during the period starting with the date thirty (30) days prior to the Buyer's estimated date of filing of, and ending on the date six (6) months immediately following, the effective date of any registration statement pertaining to securities of the Buyer (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan), provided that the Buyer is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; (iv) if the Buyer shall furnish to such Seller a certificate signed by the Chief Executive Officer of the Buyer stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Buyer or Seller for registration statements to be filed in the near future, then the Buyer's obligation to use its reasonable efforts to file a registration statement shall be deferred for a period not to exceed sixty (60) days from the receipt of the request to file such registration from Seller, (v) if the Seller is eligible to sell all of its Securities under Rule 144 of the Securities Act within any three (3) month period, or (vi) after the Buyer has effected one (1) registration statements pursuant to this Section 5.2.

(c)    All expenses incurred in connection with the registration pursuant to this Section 5.2 shall be borne by the Buyer, except that all selling discounts and commissions (if any) and stock transfer taxes applicable to the shares covered by the Registration Statement and all fees and disbursements of counsel, if any, for the Seller relating thereto shall be borne by the Seller.

(d)    The registration rights in this Section 5.2 are not transferable by the Seller.

ARTICLE VI

ENTIRE AGREEMENT

This Agreement is and has been executed without fraud or undue influence and of the Parties’ own free will and volition. The Parties declare and represent to each other that: (A) no promise, agreement, or covenant not contained herein has been made; (B) this Agreement supersedes all prior oral or written agreements made by them; and (C) any and all such prior agreements shall be deemed null and void and of no further force and effect.  The Parties also agree that the terms, conditions, and provisions of this Agreement are not mere recitals, but serve as the consideration hereunder and are contractual in nature.

ARTICLE VII

WAIVER OF RIGHTS, POWER, BREACH OR VIOLATION

Any waiver or relinquishment of any right or power under, or the breach or violation of, any provision of this Agreement at any time or times shall not be deemed a waiver or relinquishment of any such right, power, breach, or violation at any other time or times, unless specifically agreed to in writing by the Parties.

ARTICLE XII

GENERAL PROVISIONS

A.                                    Governing Law.  This Agreement and any other additional instruments, documents, amendments, and agreements entered into and executed by the Parties shall be governed by and construed in accordance with the laws of the State of Maryland.

B.                                    Notices.  Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be effectively delivered to the other Party by personal delivery, telefax with written confirmation of receipt, or sending the same in the United States certified or registered mail, postage prepaid, return receipt requested, to the address shown below, or to such other address as each Party may from time to time designate in writing to the others.

Buyer:	WARREN RESOURCES, INC.
489 Fifth Avenue, 32nd Floor
New York, NY 10017
Attention: NORMAN F. SWANTON, President
and Chief Executive Officer

Seller:

C.                                    Additional Instruments.  The Parties agree to and shall execute any and all additional instruments, documents, and agreements deemed necessary, required, or advisable in order to fully effectuate their intent and the purposes of this Agreement.

D.                                    Amendments.  This Agreement shall not be deemed or construed to be modified, amended, superseded, canceled, altered or waived, in whole or in part, except by a written instrument or amendment signed by the Parties.

E.                                      Pronouns.  All pronouns used in this Agreement shall include the masculine, feminine and neuter genders, and shall include the singular and plural, and the context of this Agreement shall be read accordingly, if so required.

F.                                      Headings.  Any title, caption or heading contained in this Agreement is used for convenience only, shall not be deemed to be a part of the context of this Agreement, and shall not explain, modify or interpret any of the terms, conditions or provisions contained herein.

G.                                    Severability.  In the event any term, condition or provision of this Agreement shall be deemed to be invalid, the same shall not affect, in any respect, the validity of the remainder of this Agreement.

H.                                    Assignment.  This Agreement is of a personal nature and shall not be assigned or transferred in whole or in part by any Party without the express prior written consent of the other Parties.

I.                                         Counterparts.  This Agreement may be executed in multiple counterparts by each Party and each counterpart shall be identical and deemed to be an original for all purposes; and all counterparts shall together constitute one (1) and the same original document. Counsel for Buyer is hereby authorized to assemble the separate counterparts into one (1) or more original document(s) and forward originals, or photocopies thereof, to the Parties.

J.                                      Binding Effect.  The terms, conditions, and provisions of this Agreement, and all amendments hereto, if any, shall be binding upon and enure to the benefit of the Parties, and their respective heirs, successors, administrators, personal representatives, executors and assignees.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective on and as of the date set forth above.

SELLER:

By:

BUYER:

WARREN RESOURCES, INC., a
Maryland corporation

By: